Filed Pursuant to Rule 424(b)(2) of the

Securities Act of 1933, as amended

Registration No. 333-133026

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value	3,400,000	91.52	311,168,000	12,228.90(1)
Preferred share purchase rights to purchase shares of Series R Junior Participating Preferred Stock	(2)	(2)	(2)	(2)

(1)	We have elected to rely on Rules 456(b) and 457(r) under the Securities Act.
(2)	No separate consideration for the preferred share purchase rights will be received. These rights are presently attached to and transferable only with the common stock of the registrant. The value, if any, attributable to the rights to be offered is included in the proposed offering price of the common stock.

Prospectus Supplement to Prospectus dated May 6, 2008.

3,400,000 Shares

ITRON, INC.

Common Stock

The common stock is listed on the Nasdaq Global Select Market under the symbol “ITRI”. The last reported sale price of the common stock on May 6, 2008 was $94.47 per share.

See “Risk Factors” on page S-4 of this prospectus supplement and page 1 of the accompanying prospectus to read about factors that you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co. has agreed to purchase the common stock from us at a price of $91.52 per share which will result in $311,168,000 of proceeds to us (before expenses).

Goldman, Sachs & Co. may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on May 12, 2008.

Goldman, Sachs & Co.

Prospectus Supplement dated May 6, 2008.

ABOUT THIS PROSPECTUS

This prospectus supplement and accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. The shelf registration statement (File No. 333-133026) initially became effective on April 6, 2006 and was amended on May 6, 2008. Under this shelf registration process, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus, which together we sometimes refer to generally as the prospectus. We are not making an offer to sell the securities in any jurisdiction where the offer or sale of the securities is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or the documents incorporated herein and therein by reference is accurate as of any date other than their respective dates. Our business, financial condition and results of operations may have changed since those dates.

You should read carefully this prospectus supplement and accompanying prospectus, together with the additional information described under the headings “Incorporation of Certain Information by Reference.”

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before deciding whether or not to invest in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and page 1 of the accompanying prospectus, and all other information included or incorporated therein by reference in this prospectus supplement and the accompanying prospectus in its entirety before you decide whether to invest in our common stock. When used in this prospectus supplement and the accompanying prospectus, except where the context otherwise requires, the term “we,” “us” and “our” refer to Itron, Inc. and its subsidiaries.

Itron, Inc.

We are a leading technology provider and critical source of knowledge to the global energy and water industries. We operate in two divisions, as Itron in North America and as Actaris outside of North America. We are the world’s leading provider of metering, data collection and software solutions, with utilities worldwide relying on our technology to optimize the delivery and use of energy and water. We deliver industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation, and consulting services.

We are incorporated in the State of Washington. Our principal executive offices are located at 2111 N. Molter Road, Liberty Lake, Washington 99019, and our telephone number is (509) 924-9900. Our website is www.itron.com. The information on our website does not constitute part of this prospectus supplement and the accompanying prospectus and should not be relied upon in connection with making an investment in our securities.

THE OFFERING

Common stock offered by us	3,400,000 shares

Common stock to be outstanding

immediately after this offering	34,137,643 shares

Nasdaq Global Select Market symbol	ITRI

Use of proceeds	The net proceeds of this offering will be approximately $310.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use $250.0 million of the net proceeds from the sale of the shares to repay a portion of our outstanding non-convertible debt and the remainder for general corporate purposes. See “Use of Proceeds.”

The number of shares of common stock to be outstanding after this offering is based on 30,737,643 shares outstanding as of March 31, 2008, and excludes:

•	1,500,000 shares of common stock issuable upon exercise of options outstanding as of March 31, 2008, exercisable at a weighted-average exercise price of $39.18 per share;

•	821,890 shares available for future grant under our equity incentive plan; and

•	334,000 shares available for future issuance under our employee stock purchase plan.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the number of shares outstanding is as of March 31, 2008.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table shows our selected consolidated financial data for the three years ended December 31, 2007 and for the three month periods ended March 31, 2008 and 2007. The data for each of the years ended December 31, 2005 through 2007 has been derived from our audited financial statements. The data for the three months ended March 31, 2008 and 2007 has been derived from our unaudited financial statements, which have been prepared on the same basis as our audited financial statements, and includes all adjustments necessary for a fair presentation of this information. The results of operations for the three months ended March 31, 2008 and 2007 should not be considered indicative of the results for a full fiscal year. The historical results are not necessarily indicative of results to be expected in any future period. You should read the following selected financial information together with our “Management Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2005	2006	2007 (1)	2007	2008
	(in thousands, except per share data)
Consolidated Statements of Operations Data
Revenues	$552,690	$644,042	$1,464,048	$147,911	$478,476
Cost of revenues	319,069	376,600	976,761	86,586	315,917

Gross profit	233,621	267,442	487,287	61,325	162,559
Operating income	46,238	61,743	46,473	9,300	27,287

Net income (loss)	$33,061	$33,759	$(16,144)	$7,180	$2,953
Earnings (loss) per share
Basic	$1.41	$1.33	$(0.55)	$0.26	$0.10
Diluted	$1.33	$1.28	$(0.55)	$0.26	$0.09
Weighted average number of shares outstanding
Basic	23,394	25,414	29,584	27,198	30,696
Diluted	24,777	26,283	29,584	27,980	32,745

Consolidated Balance Sheet Data:
Working capital (deficit) (2)	$116,079	$492,861	$218,861	$736,172	$(93,567)
Total assets	598,884	988,522	3,100,549	1,239,138	3,207,724
Total debt	166,929	469,324	1,590,541	469,349	1,576,130
Shareholders’ equity	317,534	390,982	758,802	632,827	870,205

Other Financial Data
Cash provided by operating activities	$79,617	$94,773	$133,327	$8,774	$56,420
Cash (used in) provided by investing activities	(30,571)	(85,499)	(1,714,416)	20,493	(12,315)
Cash (used in) provided by financing activities	(27,032)	318,493	1,310,360	231,199	(40,614)
Capital expenditures	(31,973)	(31,739)	(40,602)	(8,622)	(13,117)

(1)	On April 18, 2007, we completed the acquisition of Actaris Metering Systems SA (“Actaris”). Refer to Item 8: “Financial Statements and Supplementary Data, Note 4: Business Combinations” of our Annual Report on Form 10-K for the year ended December 31, 2007 incorporated by reference into this prospectus supplement for a discussion of the effects of the acquisition. The Consolidated Statement of Operations Data for the year ended December 31, 2007 includes the operating activities of the Actaris acquisition from April 18, 2007 through December 31, 2007.
(2)	Working capital includes current assets less current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks described below, as well as the risks described under “Risk Factors” on page 1 of the accompanying prospectus, before making an investment decision. Any of the risks we describe herein or therein could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus supplement and the accompanying prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements.”

Risks Related to our Business and our Industry

We are dependent on the utility industry, which has experienced volatility in capital spending.

We derive the majority of our revenues from sales of products and services to the utility industry. Purchases of our products may be deferred as a result of many factors including mergers and acquisitions, regulatory decisions, weather conditions, rising interest rates, slowdowns in new residential and commercial construction, utility specific financial circumstances and general economic downturns. We have experienced, and may in the future experience, variability in operating results, on an annual and a quarterly basis, as a result of these factors.

Utility industry sales cycles can be lengthy and unpredictable.

Sales cycles for standalone meter products (those without AMR and AMI features) are typically based on annual or bi-annual bid-based agreements, with no defined delivery dates. Customers can place purchase orders against these contracts as their meter stocks deplete, which can create fluctuations in our sales volumes.

Sales cycles for AMR and AMI projects are generally long and unpredictable due to budgeting, purchasing and regulatory approval processes that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility. Section 1252 of the U.S. Energy Policy Act of 2005 requires electric utilities to consider offering their customers time-based rates. The Act also directs these utilities and state utility commissions to study and evaluate methods for implementing demand response, to shift consumption away from peak hours and to improve power generation. These requirements could change the process of evaluating and approving technology purchases, which could extend or delay sales.

The European Union has also issued a directive stating that customers should have a choice in their electric and gas suppliers. The directive obligates member states to take necessary measures to achieve a competitive, secure and environmentally sustainable market in electricity and gas. Member states must ensure that all household customers and small enterprises enjoy the right to be supplied with electricity and gas of a specified quality at reasonable, comparable and transparent prices. While we believe the opening of these markets will provide opportunities for sales of our products, the pace at which these markets will be opened could be slowed substantially by legislative and regulatory delays, regulatory approvals related to the deployment of new technology, capital budgets of the utilities and purchasing decisions by our customers.

Our quarterly results may fluctuate substantially.

We have experienced variability of quarterly results, including losses, and believe our quarterly results will continue to fluctuate as a result of many factors, including costs related to acquisitions, in-process research and development (IPR&D), intangible amortization expenses, stock-based compensation, legal activity, unexpected warranty liabilities, restructuring charges, size and timing of significant customer orders, FCC or other governmental actions, changes in accounting standards or practices, changes in existing taxation rules or practices, the gain or loss of significant customers, timing and levels of new product developments, shifts in product or sales channel mix, the shortage or change in price of certain components or materials, foreign currency fluctuations, changes in interest rates, increased competition and pricing pressure and general economic conditions affecting enterprise spending for the utility industry.

Our acquisitions of and investments in third parties carry risks and may affect earnings due to charges associated with the acquisition or could cause disruption to the management of our business.

We have acquired nine companies since December 31, 2002, the largest of which is our most recent acquisition of Actaris for $1.7 billion and the acquisition of Schlumberger’s electricity metering business for $256 million in 2004. We expect to complete additional acquisitions and investments in the future, both within and outside of the United States. There are no assurances, however, we will be able to successfully identify suitable candidates or negotiate appropriate acquisition terms. In order to finance future acquisitions, we may need to raise additional funds through public or private financings, and there are no assurances that we would be able to do so on acceptable terms. Acquisitions and investments involve numerous risks such as the diversion of senior management’s attention, unsuccessful integration of the acquired entity’s personnel, operations, technologies and products, lack of market acceptance of new services and technologies, difficulties in operating businesses in foreign legal jurisdictions, changes in the legal and regulatory environment or a shift in industry dynamics that negatively impacts the forecasted demand for the new products. We may experience difficulties that could affect our internal control over financial reporting, which could create a significant deficiency or material weakness in our overall internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. Failure to properly or adequately address these issues could result in the diversion of management’s attention and resources and materially and adversely impact our ability to manage our business and our results of operations. Impairment of an investment or goodwill and intangible assets may also result if these risks materialize. There can be no assurances that an acquired business will perform as expected, accomplish our strategic objective or generate significant revenues, profits or cash flows. During prior years, we have incurred impairments and write-offs of minority interest investments.

Acquisitions and investments in third parties may involve the assumption of obligations, significant write-offs or other charges associated with the acquisition, such as acquired IPR&D. During 2007, we expensed $36.0 million in IPR&D expense associated with our Actaris acquisition. During the fourth quarter of 2004, we expensed $6.4 million in IPR&D expense associated with the acquisition of Schlumberger’s electricity metering business.

We are subject to international business uncertainties.

A substantial portion of our revenues are derived from operations conducted outside the United States. International sales and operations may be subject to risks such as the imposition of government controls, political instability, terrorist activities, restrictions on the import or export of critical technology, currency exchange rate fluctuations, adverse tax burdens, availability of qualified third-party financing, generally longer receivable collection periods than in the United States, trade restrictions, changes in tariffs, labor disruptions, difficulties in staffing and managing foreign operations, potential insolvency of international distributors, burdens of complying with different permitting standards and a wide variety of foreign laws and obstacles to the repatriation of earnings and cash. Fluctuations in the value of the U.S. dollar may impact our ability to compete in international markets. International expansion and market acceptance depend on our ability to modify our technology to take into account such factors as the applicable regulatory and business environment, labor costs and other economic conditions. In addition, the laws of certain countries do not protect our products or technologies to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations.

We depend on our ability to develop new products.

Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain our existing products, including technological advances, changing customer requirements, international market acceptance and other factors in the markets in which we sell our products. This product development will require continued investment in order to maintain our market position. We have made, and expect to continue to make, substantial investments in technology development. However, we may experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules. Oftentimes, new products require certifications or regulatory approvals before the products can be used and we cannot be certain that our new products will be approved in a timely manner. Finally, we may not achieve market acceptance of our new products and services.

A significant portion of our revenues are generated from a limited number of customers.

Historically, our revenues have been concentrated with a limited number of customers, which change over time. The ten largest customers accounted for 14%, 40% and 26% of revenues for the years ended 2007, 2006 and 2005, respectively. One customer, Progress Energy, accounted for 16% of total Company revenues in 2006. No single customer represented more than 10% of total Company revenues in 2007 and 2005. We are often a party to large, multi-year contracts that are subject to cancellation or rescheduling by our customers due to many factors, such as extreme, unexpected weather conditions that cause our customers to redeploy resources, convenience, regulatory issues or possible acts of terrorism. Cancellation or postponement of one or more of these significant contracts could have a material adverse effect on us. In addition, if a large customer contract is not replaced upon its expiration with new business of similar magnitude, our financial and operating results would be adversely affected.

As we enter into agreements related to the deployment of AMI products and technology, the potential value of these contracts could be substantially larger than contracts we have had with our customers in the past. These deployments could also last several years, which would be longer than prior deployment agreements with our customers. The terms and conditions of these AMI agreements related to testing, contractual liabilities, warranties, performance and indemnities could be substantially different than the terms and conditions associated with our standard products and services.

We are facing increasing competition.

We face competitive pressures from a variety of companies in each of the markets we serve. Some of our present and potential future competitors have, or may have substantially greater financial, marketing, technical or manufacturing resources and, in some cases, have greater name recognition and experience. Some competitors may enter markets we serve and sell products at lower prices in order to obtain market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Some competitors have made, and others may make, strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Other companies may also drive technological innovation and develop products that are equal or superior to our products, which could reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. We may also have to adjust the prices of some of our products to stay competitive. If we cannot compete successfully against current or future competitors, this will have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are affected by availability and regulation of radio spectrum.

A significant number of our products use radio spectrum, which in the United States, are subject to regulation by the FCC. Licenses for radio frequencies must be obtained and periodically renewed. Licenses granted to us or our customers may not be renewed on acceptable terms, if at all. The FCC may adopt changes to the rules for our licensed and unlicensed frequency bands that are incompatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and it is possible that the FCC or the U.S. Congress will adopt additional changes.

We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. The inability to modify our products to meet such requirements, the possible delays in completing such modifications and the cost of such modifications all could have a material adverse effect on our future business, financial condition and results of operations.

Our radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for our intended uses. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and may not be entitled to protection from interference by other users who operate in accordance with FCC rules. The unlicensed frequencies are also often the subject of proposals to the FCC requesting a change in the rules under which such frequencies may be used. If the unlicensed frequencies become unacceptably crowded, restrictive or subject to changed rules governing their use, our business could be materially adversely affected.

We are also subject to regulatory requirements in jurisdictions outside of the United States. In those jurisdictions, licensees are generally required to operate a radio transmitter and such licenses may be for a fixed term and must be periodically renewed. In some jurisdictions, the rules permit certain low power devices to operate on an unlicensed basis. Most of our AMR modules and AMR-equipped electronic residential electricity meters are devices that transmit information back to handheld, mobile or fixed network AMR reading devices in unlicensed bands pursuant to rules regulating such use. To the extent we wish to introduce into a new market products designed for use in the United States or another country, such products may require significant modification or redesign in order to meet frequency requirements and other regulatory specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude us from selling our products in those countries.

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party’s intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, re-engineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and results of operations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees, expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, financial condition and results of operations.

If our products infringe the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer. We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

We may be unable to adequately protect our intellectual property.

While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property or any intellectual property acquired or developed by us in the future, will provide meaningful competitive advantages. There can be no assurance that our patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To combat infringement or unauthorized use, we may need to commence litigation, which can be expensive and time-consuming. In addition, in an infringement proceeding a court may decide that a patent or other intellectual property right of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology or other intellectual property right at issue on the grounds that it is non-infringing or the legal requirements for an injunction have not been met. Policing unauthorized use of our intellectual property is difficult and expensive, and we cannot provide assurance that we will be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as do the laws of the United States.

We may face product-failure exposure that exceeds our recorded liability.

We provide product warranties for varying lengths of time and establish allowances in anticipation of warranty expenses. In addition, we record contingent liabilities for additional product-failure related costs. These warranty and related product-failure allowances may be inadequate due to undetected product defects, unanticipated component failures, as well as changes in various estimates for material, labor and other costs we may incur to replace projected product failures. As a result, we may incur additional warranty and related expenses in the future with respect to new or established products.

Our key manufacturing facilities are concentrated.

In the event of a significant interruption in production at any of our manufacturing facilities, considerable expense, time and effort could be required to establish alternative production lines to meet contractual obligations, which would have a material adverse effect on our business, financial condition and results of operation.

A number of key personnel are critical to the success of our business.

Our success depends in large part on the efforts of our highly qualified technical and management personnel in all disciplines. The loss of one or more of these employees and the inability to attract and retain qualified replacements could have a material adverse effect on our business.

We depend on certain key vendors.

Certain of our products, subassemblies and system components are procured from limited sources. Our reliance on such limited sources involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and costs. Any adverse change in the supply of, or price for, these components could adversely affect our business, financial condition and results of operations. In addition, we depend on a small number of contract manufacturing vendors for a large portion of our low-volume manufacturing business and all of our repair services for our domestic handheld meter reading units. If any of these vendors should become unable to perform their responsibilities, our operations could be materially disrupted.

We are subject to regulatory compliance.

We are subject to various governmental regulations in all of the jurisdictions in which we conduct business. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations.

Changes in environmental regulations, violations of the regulations or future environmental liabilities could cause us to incur significant costs and adversely affect our operations.

Our business and our facilities are subject to a number of laws, regulations and ordinances governing, among other things, the storage, discharge, handling, emission, generation, manufacture, disposal, remediation of, or exposure to toxic or other hazardous substances and certain waste products. Many of these environmental laws and regulations subject current or previous owners or operators of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were conducted in compliance with the law. In the ordinary course of our business, we use metals, solvents and similar materials, which are stored on-site. The waste created by the use of these materials is transported off-site on a regular basis by unaffiliated waste haulers. Many environmental laws and regulations require generators of waste to take remedial actions at, or in relation to, the off-site disposal location even if the disposal was conducted in compliance with the law. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that a claim, investigation or liability will not arise with respect to these activities, or that the cost of complying with governmental regulations in the future will not have a material adverse effect on us.

We may in the future be responsible for investigating and remediating contamination at the sites we own or lease. With respect to one of our South Carolina facilities, certain environmental remedial activities are required pursuant to a consent agreement between Schlumberger (and various related parties), from which we purchased the operations of this facility in 2004, and the South Carolina Department of Health and Environmental Control (SCDHEC). Prior remedial activities also were undertaken at this location under the guidance of the United States Environmental Protection Agency. The consent agreement with the SCDHEC requires Schlumberger to investigate and remediate groundwater and related soil and surface water contamination and releases of any hazardous waste or hazardous constituents that present an actual or potential threat to human health and the environment. Under the terms of our 2004 acquisition agreement, Schlumberger agreed to complete all remedial obligations associated with the consent agreement, and agreed to indemnify us for all costs incurred as a result of any releases and generation or transportation of hazardous materials prior to the acquisition. Although we expect Schlumberger to comply with the terms of the consent agreement and the acquisition, there is a risk that such remediation will interfere with our future use of this South Carolina property, or if Schlumberger did not comply, the remediation responsibility would transfer to us.

We potentially face costs and liabilities in connection with product take-back legislation. The European Union has enacted the Waste Electrical and Electronic Equipment Directive (WEEE), which makes producers of certain types of electrical equipment financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. The deadline for the individual member states of the European Union to enact the directive in their respective countries was August 13, 2004. Producers participating in the market became financially responsible for implementing their responsibilities under the WEEE Legislation beginning in August 2005. Implementation in certain European Union member states was delayed into 2007. Similar legislation has been or may be enacted in other jurisdictions, including the United States, Canada,

Mexico, China and Japan. China has passed similar legislation, which took effect March 1, 2007. California has drafted electronic recycling laws similar to the WEEE legislation, but such legislation has not as yet been enacted. Our potential liability resulting from the WEEE and similar legislations could become substantial.

Our credit facility, and the indentures related to our senior subordinated notes and our convertible senior subordinated notes, limit our ability and the ability of most of our subsidiaries to take certain actions.

Our credit facility, senior subordinated notes (7.75% senior subordinated notes due 2012) and convertible notes (2.5% convertible senior subordinated notes due 2026) place restrictions on our ability and the ability of most of our subsidiaries to, among other things:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	incur capital expenditures above a set limit;

•	redeem or repurchase capital stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale lease-back transactions;

•	merge or consolidate; and

•	transfer or sell assets.

Our credit facility contains other customary covenants, including the requirement to meet specified financial ratios. Our ability to borrow under our credit facility will depend on the satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants. Our credit facility is sensitive to interest rate and foreign currency exchange rate risks that could impact our financial position and results of operations.

Our failure to comply with obligations under our borrowing arrangements may result in declaration of an event of default. An event of default, if not cured or waived, may permit acceleration of such indebtedness. In addition, indebtedness under other instruments (such as our senior subordinated notes) that contain cross-default or cross-acceleration provisions also may be accelerated and become due and payable. We cannot be certain we will be able to remedy any such defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to borrow sufficient funds to replace the accelerated indebtedness on terms favorable to us or at all. In addition, in the case of an event of default under our secured indebtedness such as our credit facility, the lenders may be permitted to foreclose on our assets securing that indebtedness.

Our ability to service our indebtedness is dependent on our ability to generate cash, which is influenced by many factors beyond our control.

Our ability to make payments on or refinance our indebtedness, fund planned capital expenditures and continue research and development will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot provide assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have devoted significant resources and time to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting and data systems and controls across our operating subsidiaries. Furthermore, an important part of our growth strategy has been, and will likely continue to be, the acquisition of complementary businesses, and we expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. Likewise, the complexity of our transactions, systems and controls may become more difficult to manage. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future, especially in light of acquisitions that may not have been required to be in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 at the date of acquisition. Any failure to implement required new or improved controls, difficulties encountered in their implementation or operation, or difficulties in the assimilation of acquired businesses into our control system could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

The accounting method for convertible debt securities with net share settlement features, like our convertible notes, may be subject to change.

In August 2006, we issued $345 million of 2.5% convertible senior subordinated notes (convertible notes) with a net share settlement feature. Our convertible notes are not considered conventional convertible debt as defined in Emerging Issues Task Force (EITF) 05-02, The Meaning of Conventional Convertible Debt instruments in Issue 00-19, as the number of shares, or cash, to be received by the holders was not fixed at the inception of the obligation. For the purpose of calculating diluted earnings per share, a convertible debt security providing for net share settlement of the conversion value and meeting specified requirements under EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (Net Share Convertibles), interest expense is accounted for in the same manner as non-convertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for under the treasury stock method. The effect of the treasury stock method is that the shares potentially issuable upon conversion of the notes are not included in the calculation of our earnings per share except to the extent that the conversion value of the notes exceeds their principal amount, in which case the number of shares of our common stock necessary to settle the conversion are treated as having been issued for earnings per share purposes.

A proposed Financial Accounting Standards Board (FASB) Staff Position (FSP) addressing convertible instruments that may be settled in cash upon conversion was issued on August 31, 2007 for a 45-day comment period that ended October 15, 2007. The FASB is expected to begin its redeliberations of the guidance in that proposed FSP in February 2008. The proposed FSP requires, among other things, the issuer to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. We cannot predict the outcome of the FASB deliberations or any other changes in Generally Accepted Accounting Principles (GAAP) that may be made affecting accounting for convertible debt securities. Any change in the accounting method for convertible debt securities could have an adverse impact on our past or future financial results. In addition, these impacts could adversely affect the trading price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements concerning our operations, financial performance, revenues, earnings growth, estimated stock-based compensation expense, pension liabilities, cost reduction programs and other items. These statements reflect our current plans and expectations and are based on information currently available as of the date of this prospectus supplement and the accompanying prospectus. When we use the words “expect,” “intend,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “future,” “objective,” “may,” “will,” “will continue” and similar expressions they are intended to identify forward-looking statements. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are also forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. These assumptions and estimates could be inaccurate and cause our actual results to vary materially from expected results. Risks and uncertainties include:

•	the rate and timing of customer demand for our products;

•	rescheduling or cancellations of current customer orders and commitments;

•	changes in estimated liabilities for product warranties or litigation;

•	changes in domestic and international laws and regulations;

•	our dependence on new product development and intellectual property;

•	current and future business combinations;

•	changes in estimates for stock-based compensation or pension costs;

•	changes in foreign currency exchange rates;

•	international business risks; and

•	the risks described in this prospectus supplement and the accompanying prospectus.

You should not solely rely on these forward-looking statements as they are only valid as of the date each such statement is made. We have no duty to update the forward looking statements in this prospectus supplement and the accompanying prospectus, and we do not intend to provide such updates.

USE OF PROCEEDS

The net proceeds of this offering will be approximately $310.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use $250.0 million of the net proceeds from the sale of the shares to repay a portion of our outstanding non-convertible debt and the remainder for general corporate purposes. As of March 31, 2008, our outstanding non-convertible debt consisted of approximately $124.5 million of 7.75% senior subordinated notes due 2012 and an aggregate of approximately $1.1 billion in debt outstanding under our credit facilities that bears interest at an average rate of 6.45% and ranges in maturity from 2013 to 2014. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments.

PRICE RANGE OF STOCK

Our common stock is listed on the Nasdaq Global Select Market exchange under the symbol “ITRI”. The following table sets forth, for the periods indicated, the high and low closing prices per share of our common stock as reported on the Nasdaq Global Select Market:

	High	Low
Fiscal year ended December 31, 2006
First quarter	$62.75	$39.44
Second quarter	73.72	52.58
Third quarter	60.46	44.76
Fourth quarter	57.50	46.87

Fiscal year ended December 31, 2007
First quarter	$68.91	$51.15
Second quarter	78.72	64.57
Third quarter	96.08	73.55
Fourth quarter	112.92	72.78

Fiscal year ending December 31, 2008
First quarter	$98.62	$77.66
Second quarter (through May 6, 2008)	105.21	91.11

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. In addition, our credit facility dated April 18, 2007 and our senior subordinated notes due 2012 prohibit the declaration or payment of a cash dividend as long as these facilities are in place. Upon repayment of our borrowings, we intend to retain future earnings for the development of our business and do not anticipate paying cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2008:

•	on an actual basis, without giving effect to the offering; and

•

on an as adjusted basis to reflect the sale of the 3,400,000 shares of common stock offered by us, after deducting underwriting discounts and commissions and estimated offering expenses and the application of $250.0 million of the net proceeds in repayment of our non-convertible debt as set forth under the “Use of Proceeds” in this prospectus supplement.

This capitalization table should be read in conjunction with management’s discussion and analysis of results of operations and our consolidated financial statements and related notes included in our Form 10-Q for the quarter ended March 31, 2008 and incorporated by reference into this prospectus supplement.

	As of March 31, 2008
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$95,519	$156,187

Total debt	1,576,130	1,326,130
Shareholders’ equity
Preferred stock, no par value, 10 million shares authorized, no shares issued or outstanding, actual and as adjusted	—	—
Common stock, no par value, 75 million shares authorized, 30,737,643 shares issued and outstanding, actual; 34,137,643 shares issued and outstanding, as adjusted (1)	616,361	927,029
Accumulated other comprehensive income, net	228,659	228,659
Retained earnings	25,185	25,185

Total shareholders’ equity	$870,205	$1,180,873

Total capitalization	$2,446,335	$2,507,003

(1)	Outstanding does not include: (a) 1,500,000 shares of common stock issuable upon exercise of options outstanding as of March 31, 2008, exercisable at a weighted-average exercise price of $39.18 per share, (b) 821,890 shares available for future grant under our equity incentive plans and (c) 334,000 shares available for future issuance under our employee stock purchase plan.

UNDERWRITING

The company and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 3,400,000 shares offered hereby.

Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions in the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position, as well as other purchases by Goldman, Sachs & Co. for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

We and our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of Goldman, Sachs & Co, subject to limited exceptions, offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or enter into any swap or other arrangement that transfers another any economic consequences of ownership of our common stock or other securities that are substantially similar to our common stock, or securities convertible into or exercisable or exchangeable for warrants or other rights to purchase our common stock and other securities. These restrictions will be in effect for a period of 60 days after the date of this prospectus supplement. At any time and without public notice, Goldman, Sachs & Co. may in its sole discretion release all or some of the securities from these lock-up agreements. Notwithstanding foregoing, if (1) during the last 15 calendar days plus the three business days of the 60-day lock-up period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration 60-day lock-up period, we announce that we will release earnings results during the 16-day period beginning the last day of the 60-day lock-up period, then the restrictions described above will continue to apply until the expiration of the 15-calendar-day-plus-three-business-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The common stock has not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and Goldman, Sachs & Co. has agreed that it will not offer or sell any common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The company estimates that its total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

The company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Itron, Inc. incorporated by reference in Itron, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, and related financial statement schedule, appearing therein, and the effectiveness of Itron, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The financial statements of Actaris Metering Systems SA and Subsidiaries incorporated by reference in this prospectus supplement from Itron’s Form 8-K/A, dated June 29, 2007 have been audited by Ernst & Young Reviseurs d’ Entrepreses SCCRL, an independent auditor, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The 2005 and 2006 consolidated financial statements, and the related financial statement schedule, of Itron, Inc., appearing in the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2007 and incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus supplement (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.itron.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement and the accompanying prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below into this prospectus supplement and the accompanying prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	Our Current Reports on Form 8-K filed on February 20, 2008 and April 15, 2008, respectively;

•	Our Current Report on Form 8-K/A filed on June 29, 2007;

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 20, 2008, in connection with our 2008 Annual Meeting of Shareholders;

•	The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 18, 1993; and

•

The description of the preferred share purchase rights in our registration statement on Form 8-A, filed on December 16, 2002, under Section 12(b) of the Exchange Act, File No. 00-22418, including any amendments or reports filed for the purpose of updating such description.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices at 2111 N. Molter Road, Liberty Lake, Washington 99019, or at (509) 924-9900.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus is modified or superseded for purposes of the prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Itron, Inc.

Common Stock

Preferred Stock

Debt Securities

Convertible Debt Securities

We may, from time to time, offer to sell common stock, preferred stock, debt securities or convertible debt securities. We refer to our common stock, preferred stock, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms that will be determined at the time the securities are offered. In addition, this prospectus may be used to offer securities for the account of persons other than us.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “ITRI.”

Investing in our securities involves risks. See “ Risk Factors” on page 1 of this prospectus and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC, using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling securityholders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the Registration Statement. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than their respective dates.

We urge you to read carefully both this prospectus and any applicable prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “Itron,” “we,” “us” and “our” are to Itron, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 2111 N. Molter Road, Liberty Lake, Washington 99019. Our phone number is (509) 924-9900.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are included or incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to sell the common stock when you want or at prices you find attractive.

The price of our common stock on the Nasdaq Global Select Market has been, and is likely to remain, highly volatile. During 2006, the sale price of our common stock ranged from $39.44 to $73.72, and during 2007, the sale price of our common stock ranged from $51.15 to $112.92. We expect that the market price of our common stock will continue to fluctuate. In addition, because our convertible senior subordinated notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of our convertible senior subordinated notes.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products and technology, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;

•	developments or disputes (including lawsuits);

•	changes in accounting principles;

•	departures of key personnel; and

•	regulatory considerations.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

Future sales of shares by existing stockholders could affect our stock price.

Shares of common stock held by our stockholders, including our executive officers and directors, may be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act and various vesting agreements. If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares subject to outstanding options and shares reserved for future issuance under our stock option plan will continue to become eligible for sale in the public market to the extent permitted by the provisions of the various vesting agreements and the securities rules and regulations applicable to these shares.

Our rights plan and our ability to issue preferred stock could harm the rights of our common shareholders.

Each share of our outstanding common stock is associated with one right to acquire one one-hundredth (1/100) of a share of our Series R Junior Participating Cumulative Preferred Stock, without par value, at a purchase price of $160.00 per share.

The rights only become exercisable in certain limited circumstances on the distribution date, which is the earlier of: (1) the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 15% or more of our outstanding shares of common stock; and (2) a date that our Board of Directors designates following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding shares of common stock. Prior to the earlier of the December 11, 2012 expiration date of the rights and a person becoming the beneficial owner of 15% or more of our outstanding shares of common stock, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase for the purchase price, common stock having the value of twice the then-current purchase price. After a person becomes the beneficial owner of 15% or more of our outstanding shares of common stock, but before a person becomes the beneficial owner of more than 50% of these shares, our Board of Directors may elect to exchange each preferred share purchase right, other than those that have become null and void and nontransferable as described above, for shares of our common stock, without payment of the purchase price. The exchange rate in this situation would be one-half of the number of shares of common stock that would otherwise be issuable at that time upon the exercise of one preferred share purchase right.

Some provisions in the rights plan may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of our common stock, which offers may be attractive to shareholders, or deter purchases of large blocks of our common stock, thereby limiting the opportunity for shareholders to receive a premium for their shares of common stock over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and bylaws and under Washington laws could hinder a takeover attempt.

Our Board of Directors has the authority to issue up to 10 million shares of preferred stock (1 million of which have been designated Series R Junior Participating Cumulative Preferred Stock under our shareholder rights plan and the remainder of which have not yet been undesignated) and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our shareholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of our common stock. The issuance of the Series R Junior Participating Cumulative Preferred Stock with respect to our shareholder rights plan or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

Further, certain provisions of our charter documents, including provisions relating to limitations of liability and indemnification of our directors and officers, dividing our Board of Directors into three classes of directors serving three-year terms, majority voting for directors and limiting the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice, may have the effect of delaying or preventing changes in our control or management, which could have an adverse effect on the market price of our common stock.

Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in certain “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (i) the prohibited transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition or (ii) the prohibited transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. Such prohibited transactions include, among other things:

•	certain mergers or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” are permitted, as long as they comply with certain “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Report on form 10-Q for the quarter ended March 31, 2008;

•	Our Current Reports on form 8-K filed on February 20, 2008 and April 15, 2008, respectively;

•	Our Current Report Form 8-K/A filed on June 29, 2007;

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 20, 2008, in connection with our 2008 Annual Meeting of Shareholders;

•	The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 18, 1993; and

•

The description of the preferred share purchase rights in our registration statement on Form 8-A, filed on December 16, 2002, under Section 12(b) of the Exchange Act, File No. 00-22418, including any amendments or reports filed for the purpose of updating such description.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices at 2111 N. Molter Road, Liberty Lake, Washington 99019, or at (509) 924-9900.

ITRON, INC.

We are a leading technology provider and critical source of knowledge to the global energy and water industries. We operate in two divisions, as Itron in North America and as Actaris outside of North America. We are the world’s leading provider of metering, data collection and software solutions, with utilities worldwide relying on our technology to optimize the delivery and use of energy and water. We deliver industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation, and consulting services.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including the repayment of debt, or such other purposes as set forth in the applicable prospectus supplement. We will not receive the net proceeds of any sales by selling securityholders.

DESCRIPTION OF SECURITIES

We may offer shares of common stock, preferred stock, debt securities and convertible debt securities. We will set forth in the applicable prospectus supplement or incorporate by reference a description of the common stock, preferred stock, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of our common stock by an investor that, for United States federal income tax purposes, is not a “United States person” as defined below (a “Non-U.S. Holder”). This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (1) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States, trade or business, (B) is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year, or (C) owns actually and/or constructively more than 5% of the fair market value of our common stock and (2) state, local, or non-United States tax considerations. This summary is written for investors that will hold our common stock as a “ capital asset” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our common stock, including as a result of changes to the United States federal income law after the date of this prospectus.

For purposes of this summary, a “United States Person” is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation, partnership, or other entity created in, or organized under the laws of, the United States or any state or political subdivision thereof, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that is otherwise treated as a United States person.

If a partnership holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

Dividends

Dividends paid to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate subject to reduction or complete exemption under an applicable income tax treaty if the Non-U.S. Holder provides a United States Internal Revenue Service Form W-8BEN (or a suitable substitute form) certifying that it is a Non-U.S. Holder and is entitled to such treaty benefits.

Sale or other disposition of common stock

Upon a sale or other disposition of our common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax.

Information reporting and backup withholding

In general, backup withholding will not apply to dividends paid to a Non-U.S. Holder and to proceeds from the disposition of our common stock paid to a Non-U.S. Holder if the holder has provided the required certification that it is a Non-U.S. Holder and neither we nor our paying agents have actual knowledge or reason to know that the holder is a United States person. Generally, we must report to the Internal Revenue Service the amount of dividends paid, the name and the address of the recipient, and the amount, if any, of tax withheld. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. These information reporting requirements apply even if no tax was required to be withheld. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is provided to the IRS.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or prices or at varying prices. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Perkins Coie LLP, Seattle, Washington, will provide Itron with an opinion as to the legality of the securities we are offering. Counsel representing any underwriters will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Itron, Inc. incorporated by reference in Itron, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, and related financial statement schedule, appearing therein, and the effectiveness of Itron, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The financial statements of Actaris Metering Systems SA and Subsidiaries incorporated by reference in this prospectus from Itron’s Form 8-K/A, dated June 29, 2007 have been audited by Ernst & Young Reviseurs d’ Entrepreses SCCRL, an independent auditor, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The 2005 and 2006 consolidated financial statements, and the related financial statement schedule, of Itron, Inc., appearing in the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2007 and incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

3,400,000 Shares

Itron, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

May 6, 2008

Goldman, Sachs & Co.